EXHIBIT 10.65
                   STEAM SALES AGREEMENT

                          between

                  PANDA-BRANDYWINE, L.P.
              a Delaware limited partnership

                            and

            BRANDYWINE WATER COMPANY a Delaware
                        corporation




                      March 30, 1995




                      STEAM SALES AGREEMENT

           This STEAM SALES AGREEMENT (this "Agreement") is entered into as of March 30, 1995 by and between PANDABRANDYWINE, L.P., a Delaware limited partnership
("Supplier") and BRANDYWINE WATER COMPANY, a Delaware corporation ("Purchaser", and together with Supplier, the "Parties").

                            RECITALS
           WHEREAS, Supplier is in the business of
developing and operating a cogeneration facility for the production of electric and thermal energy; and

           WHEREAS, Purchaser is in the business of producing distilled water products using thermal energy of the type produced by Supplier; and

           WHEREAS, Supplier wishes to sell thermal energy to Purchaser and Purchaser wishes to buy thermal energy from Supplier.

           NOW, THEREFORE, in consideration of the
foregoing and of the premises hereinafter set forth, the Parties agree as follows:

           The following Exhibits are attached to this Agreement and incorporated herein by reference as though fully set forth herein:

          (a) Exhibit A, generally describing those steam lines, condensate lines and other interconnection devices located on the Facility Site and located between the Facility Site and the Interconnection Points and the Distilled Water Facility, which lines and other devices may be necessary to interconnect any steam, condensate, or water, Cooling Water, Feed Water, waste water disposal and Distilled Water Facility Premises runoff with the
Distilled Water Facility.

           (b)  Exhibit B, which is the proposed sublease
(the "Lease") between Supplier and Purchaser providing for the sublease of the Distilled Water Facility Premises, the Distilled Water Facility and all related equipment to Purchaser, which sublease will be entered into on the date on which the Facility Lease becomes effective.

                         ARTICLE I
                        DEFINITIONS

1.01 All capitalized terms not otherwise defined herein shall have the meanings ascribed in that certain
Power Purchase Agreement between Potomac Electric Power
Company, a District of Columbia and Virginia corporation
("Utility"), and Supplier, dated August 9, 1991, as amended, and the following terms shall have the following definitions:

1.02 Cooling Water means the water delivered to the Interconnection Points by Supplier for the condensation of Purchaser's steam.

1.03 Distilled Water Facility means that certain distilled water facility to be constructed by Supplier and leased by Purchaser on the Distilled Water Facility
Premises.

1.04       Distilled Water Facility EPC Contractor means
Raytheon Engineers & Constructors, Inc., a Delaware corporation or any other EPC contractor responsible for the design, engineering, procurement and construction of the Distilled Water Facility.

1.05 Distilled Water Facility Premises means the land to be leased to Purchaser by Supplier under the Lease.

1.06 Facility means that certain 230 megawatt gas-fired cogeneration facility to be constructed by Supplier and to be located on the Facility Site in Brandywine, Maryland.

1.07 Facility Site means the land upon which the Facility is to be located described in the Facility Lease
(excluding the Distilled Water Facility Premises).

1.08 Facility Lease means the Facility Lease intended to be entered into between the Supplier, as Lessee, and the Lender, as Lessor, covering the Facility and the Distilled
Water Facility.

1.09 Feed Water means that certain water delivered to the Interconnection Points by Supplier for use as feed stock for distilled water.

1.10       Heat Recovery Steam Generator means the
equipment used to convert the thermal energy emanating from the Facility's gas turbine generator(s) into steam.

1.11 Interconnection Points means the points set forth in Exhibit A where Thermal Energy, condensate, water, Cooling Water, Feed Water and waste water disposal lines are interconnected between the Distilled Water
Facility and the Facility.

1.12       Lender shall mean persons providing
construction or permanent financing to the Facility and Distilled Water Facility in the case of loan arrangements or the person acting as "lessor" in the case of a lease or leveraged lease financing.

1.13 Metering Devices shall have the meaning set forth in Section 13.01 of this Agreement.

1.14       Power Contract or PEPCO Contract means the
Power Purchase Agreement between Utility and Supplier, dated August 9, 1991, as the same has been or may from time to time be further amended, modified, or supplemented.

1.15       Stipulated Interest Rate means the lesser of
(a) interest at the annual rate quoted from time to time by Citibank, N.A., New York, N.Y., as its base rate plus one percent (1%) or (b) the maximum rate permitted by applicable law for loans to corporate borrowers.

1.16 Thermal Energy means saturated steam generated by Supplier and delivered to Purchaser which steam shall have a pressure range between 90 psig minimum and 110 psig maximum at the Interconnection Point and delivered to the Interconnection Point at an expected pressure range between 90 and 110 pounds per square inch gage pressure.

1.17       Utility means Potomac Electric Power Company, a
District of Columbia and Virginia corporation.

                        ARTICLE II
                     TERM OF AGREEMENT

2.01 This Agreement shall become effective as of the date hereof and, unless sooner terminated pursuant to the terms hereof, shall remain in full force and effect for an initial term from the date hereof to the date that is 25 years from the Actual Commercial Operation Date under the Power Contract. Supplier shall have the option to renew this Agreement for additional terms of 5 years each by notifying Purchaser in writing of such extension at least
30 days before the expiration of the prior term.

2.02 If any of the following events or circumstances have occurred on or before the Actual Commercial Operation
Date, Supplier shall have the right to terminate this Agreement upon giving written notice of termination to Purchaser, and all of the obligations of the Parties shall be null and void as if this Agreement were never entered into and executed; provided that the obligations of the Parties under any other agreement, instrument or contract shall not be affected (including the rights of Utility and the Lender to consent to termination of this Agreement) unless specifically set forth therein:

           (a)  Supplier is unable to secure necessary
     financing for the Facility and all matters related thereto on terms acceptable to Supplier in its sole discretion; or

           (b) Supplier is unable to obtain all permits, licenses, utility company agreements, and approvals, including environmental permits, necessary to construct, own and operate the Facility; or

           (c)  Utility terminates the Power Contract; or

           (d) There is any change in law, regulation or policy that materially and adversely affects the economic viability of the Supplier.

2.03 In the event the Power Contract is terminated for any reason after the Actual Commercial Operation Date, Supplier shall have the right to terminate this Agreement upon giving written notice of termination to Purchaser and all of the obligations hereunder of the Parties shall be null and void as if this Agreement were never entered into or executed; provided that the obligations of the Parties under any other agreement, instrument or contract shall not be affected (including the rights of Utility and the Lender to consent to termination of this Agreement) unless specifically set forth therein.

2.04 The Parties may terminate this Agreement earlier, with the prior written consent of the Lender and Utility, by their express written mutual agreement.

2.05 Subject to the rights of Utility to consent to any termination of this Agreement, if an Event of Default has occurred and is continuing under the Facility
Lease or the Lender's construction loan agreement, the Lender, as collateral assignee of Supplier, may, by written notice to Purchaser, terminate this Agreement.

                        ARTICLE III
       THE FACILITY AND THE DISTILLED WATER FACILITY

3.01 Supplier shall construct and operate the Facility such that it shall be capable of supplying the amount and quality of Thermal Energy, Cooling Water, and Feed Water described in Article IV hereof, without in any way adversely affecting Supplier's obligations under the PEPCO Contract. The Facility shall at all times remain the leasehold property of Supplier as lessee from the Lender. Supplier shall sublease the Distilled Water
Facility to Purchaser for the term of this Agreement pursuant to the Lease set forth in Exhibit B hereto. The
Parties agree to enter into the Lease on the date on which the Facility Lease becomes effective.

3.02 Supplier shall, so long as same is required by the PEPCO Contract, design, construct, operate and maintain the Facility in compliance with the requirements of the Public Utility Regulatory Policies Act of 1978, as amended, and the regulations and decisions of the Federal
Energy Regulatory Commission, including 18 CFR 292, relating thereto (collectively "PURPA") and the other requirements of the Power Contract.

3.03 Supplier shall be responsible for the design and construction of all interconnected systems between the Facility and the Interconnection Points at the Distilled
Water Facility.

3.04      Supplier shall operate the Distilled Water
Facility and perform or provide, at Supplier's expense, such services, repairs and maintenance to the Distilled
Water Facility and all equipment on the Distilled Water
Facility Premises, as are reasonably required to maintain the Distilled Water Facility and such equipment and facilities in good working order and in safe and lawful operating condition. Supplier shall at all times ensure that the Distilled Water Facility, including all equipment, is appropriate for operation in accordance with the certification of the Facility as a "Qualifying
Facility" under PURPA by the Federal Energy Regulatory
Commission and applications relating thereto (collectively the "QF Certification") and is properly designed, operated and maintained. Purchaser shall give Supplier two (2) weeks notice of any scheduled activities that will cause
Purchaser's Thermal Energy requirements from the Facility to cease for a period of more than twenty-four (24) hours.
Notification of such activities shall be made by telephone and confirmed by written notice. Purchaser hereby grants to Supplier all easements, rights-of-way and/or rights of ingress and egress necessary for Supplier to perform conveniently any services, repairs, operations or maintenance or any one or more of the other activities contemplated by this Agreement or the Power Contract.
Further, Purchaser hereby agrees that it will not interfere in any manner whatsoever with the construction activities of the Facility, including, without limitation, the deliveries of materials to the Facility Site.

3.05 Supplier shall perform or provide all services, repairs and maintenance to the Interconnection Facilities
(and associated Metering Devices) as are reasonably required to maintain the Interconnection Facilities in good working order and in safe and lawful operating conditions.

3.06       Supplier shall design and build the Distilled
Water Facility using a Distilled Water Facility EPC
Contractor selected by Supplier and acceptable to Lender.
The Distilled Water Facility will be designed, built and demonstrate performance requirements in accordance with the specifications approved by Supplier and Lender (the
"Distilled Water EPC Contract").

                        ARTICLE IV
                  SALE OF THERMAL ENERGY

4.01       Commencing on the Actual Commercial Operation
Date, Supplier will deliver to the Interconnection Points, and Purchaser agrees to accept and use all (up to the maximum design limits of the Distilled Water Facility)
Thermal Energy produced by the Facility which is delivered to the Interconnection Points. The amount of Thermal
Energy to be delivered to the Interconnection Points may be adjusted downward by Supplier, in its sole discretion.
Supplier shall also deliver effluent Cooling Water to condense steam generated by the Distilled Water Facility and Feed Water to make distilled water. Prior to the Actual Commercial Operation Date, during any operations and testing of the Facility, Supplier, as agent for Purchaser shall accept and use all Thermal Energy delivered up to the maximum design limit of the Distilled
Water Facility and payment shall be made in the same manner as after the Actual Commercial Operation Date.
Title to and full responsibility for all Thermal Energy, Cooling Water and Feed Water generated by the Facility will pass to Purchaser upon its delivery at the Interconnection Points, and Supplier shall have no responsibility for such Thermal Energy, Cooling Water and Feed Water thereafter.

4.02 Purchaser unconditionally agrees that it will accept delivery of and use all Thermal Energy delivered by Supplier up to the maximum design limit of the Distilled
Water Facility. The amount of Thermal Energy supplied by
Supplier to Purchaser hereunder shall be sufficient to maintain the status of the Facility as a "Qualifying
Facility" within the meaning of PURPA on an annual basis under any possible load or configuration that the Supplier could reasonably be expected to run as anticipated under the Power Contract. If Purchaser fails to accept such Thermal Energy up to the maximum design limits of the Distilled Water Facility, then in addition to its other rights hereunder and as may be allowed by law, Supplier shall have the right, without Purchaser's approval, to sell Thermal Energy from the Facility to any other person or entity to the extent required to maintain such status, and such failure shall be deemed a material default by Purchaser hereunder.

4.03 Without limiting any right or remedy which Supplier might have at law or in equity as a result of such breach, Purchaser agrees that a breach by it of any covenant contained in Section 4.01 or 4.02 hereof will cause irreparable injury to Supplier and that Supplier has no adequate remedy at law in respect of such breach and, as a consequence, Purchaser agrees that the covenants contained in Sections 4.01 and 4.02 hereof shall be specifically enforceable by Supplier against it, and it waives and agrees not to assert any defense against an action for specific performance of such covenants except for a defense that such covenants have not been breached.

4.04       The price for the sale of Thermal Energy, Feed
Water and Cooling Water shall be $1.00 per 1,000 pounds of Thermal Energy and $1.00 per 1,000 gallons of Feed Water or Cooling Water.

4.05 Supplier will install, maintain, operate and own all meters for Thermal Energy, Cooling Water, Feed Water and waste water along with all other items the Parties deem necessary for metering and controlling the Distilled Water Facility. Meters will be calibrated and maintained in accordance with general practices.

4.06          All Cooling Water delivered by Supplier
shall be returned by Purchaser to Supplier. Cooling Water delivered by Supplier to Purchaser shall not exceed 97 degrees F.
Supplier will be obligated to supply only enough Cooling
Water to condense Purchaser generated steam.

4.07 All payments due under this Agreement to one or the other Party shall be due and payable at the recipient's office thirty (30) days after receipt of the relevant invoice. Any sum remaining unpaid after such date shall bear interest at the Stipulated Interest Rate.

4.08   Supplier shall be under no obligation to supply
Thermal Energy, Cooling Water and Feed Water to the extent it is not operating one or both of its Heat Recovery Steam
Generators; or such operation is for repair or testing of the Facility.

                         ARTICLE V
                  GOVERNMENTAL APPROVALS

5.01 Supplier shall secure, at its own expense, permits, licenses, easements and rights-of-way, leases, releases, and other governmental or administrative approvals necessary for construction and operation of the Facility and the interconnection facilities relating thereto. Purchaser shall use its best efforts to assist
Supplier in obtaining and maintaining all necessary permits and approvals and shall fully cooperate with Supplier in the event Supplier seeks a waiver of the operating or efficiency standards for a "Qualifying
Facility" under PURPA, as any of the foregoing may be now or hereafter amended. Except to the extent covered by Supplier's permits, approvals, easements, rights-of-way and licenses, Purchaser shall secure at its own expense all permits, licenses, easements, rights-of-way, releases and other governmental or administrative approvals necessary for operation of the Distilled Water Facility and related equipment. Supplier shall operate and maintain the Distilled Water Facility, including all related equipment, in accordance with all applicable federal, state and local laws, rules, regulations and permits and the QF Certification. Supplier shall use its best efforts to assist Purchaser in obtaining and maintaining necessary permits and approvals. Supplier and Purchaser shall perform their respective obligations hereunder in compliance with any and all valid and applicable federal, state and local laws, rules and regulations.

                        ARTICLE VI
               INSURANCE AND INDEMNIFICATION

6.01 Purchaser shall indemnify, defend and save harmless and reimburse Supplier, its partners and Utility and their respective officers, directors, affiliates, partners, employees, servants and agents, and their respective successors and assigns and the Lenders, from and against all losses, claims, liabilities, damages, causes of action, suits, judgments, costs and expenses (including reasonable attorneys' fees and litigation expenses) arising from any injury to or death of any person or persons or damage to any property resulting from or arising out of or in any way connected with:

           (a) the use of Thermal Energy in the use or operation of the Distilled Water Facility and all related equipment, including the steam equipment;

           (b)    operation or non-operation or location
     of the Distilled Water Facility or equipment
     (including the steam equipment) by Purchaser, its agents, employees, officers or independent contractors;

           (c)  any other equipment or appurtenances on
     the Distilled Water Facility Premises (including steam equipment);

           (d) Thermal Energy present or escaping from any point from and including the steam Interconnection
     Points to and including the Distilled Water Facility;

           (e)  Purchaser  or  its operators, officers,
     shareholders, directors, managers, employees, agents, servants or contractors tampering with or attempting to repair and/or maintain the steam equipment, or any of Supplier's steam lines, meters, apparatus or equipment (including, without limitation, the Facility, the interconnection facilities and the Metering Devices); or

           (f) the gross negligence or willful misconduct of Purchaser.

           If any action or proceeding should be brought against Supplier or Utility or Supplier's or Utility's partners or their respective officers, directors, affiliates, partners, employees, servants, and agents or their respective successors or assigns, based upon any such claim and if Purchaser, upon notice from Supplier, shall cause such action or proceeding to be satisfactorily defended in Supplier's reasonable judgment at Purchaser's expense by counsel reasonably satisfactory to Supplier, without any disclaimer of liability by Purchaser in connection with such claim, Purchaser shall not be required to indemnify Supplier for attorneys' fees and expenses in connection with such action or proceeding.
The obligations of Purchaser under this Section 6.01 shall commence to accrue on the date of this Agreement and shall survive any termination of this Agreement and any permitted transfer or assignment by Purchaser or Supplier of this Agreement or any interest hereunder.

6.02 Supplier shall indemnify, defend and save harmless and reimburse Purchaser, its directors, officers, affiliates, employees, servants and agents, and their respective successors and assigns, from and against all losses, claims, actions, liabilities, damages, causes of action, suits, judgments, costs and expenses (including reasonable attorneys fees and litigation expenses) arising from any injury or death of any person or persons or damage to any property resulting from or arising out of or in any way connected with the gross negligence or willful misconduct of Supplier. If any action or proceeding should be brought against Purchaser or Purchaser's directors, officers, affiliates, employees, servants and agents or their respective successors or assigns, based upon any such claim and if Supplier upon notice from Purchaser, shall cause such action or proceeding to be satisfactorily defended in Purchaser's reasonable judgment at Supplier's expense by counsel reasonably satisfactory to Purchaser, without any disclaimer of liability by Supplier in connection with such claim, Supplier shall not be required to indemnify Purchaser for attorneys' fees and expenses in connection with such action or proceeding. The obligations of Purchaser under this Section 6.02 shall commence to accrue on the date of this Agreement and shall survive any termination of this Agreement and any permitted transfer or assignment by Purchaser or Supplier of this Agreement or any interest hereunder.

6.03 Purchaser (at Supplier's cost) shall carry and maintain during the term hereof at least the minimum insurance coverage set forth in this subsection with insurers of recognized responsibility satisfactory to the Supplier and Lender. Such insurance shall be written on such forms and with such terms, conditions and deductibles acceptable to the Supplier and Lender.

          6.03.1 During the construction phase (from the commencement of on site construction):

                       (i)  Purchaser shall maintain
               Comprehensive General Liability insurance written on an occurrence basis with a limit of not less than $1,000,000. Such coverage shall include, but not be limited to, premises/operations, explosion, collapse, underground hazards, broad form contractual, independent contractors, products/completed operations, broad form property damage and personal injury liability.

                       (ii) Purchaser shall maintain (a)
               Worker's Compensation  insurance  in
               accordance with statutory provisions of the State of Maryland and (b) Employers'
               Liability insurance with a limit of not
               less than $1,000,000. Such policy shall not contain an exclusion for occupational disease.

                       (iii) Purchaser shall maintain
               Comprehensive Automobile Liability
               insurance for owned, non-owned, leased, hired and borrowed vehicles covering bodily injury or property damage with a limit of not less than $1,000,000.

                       (iv) Purchaser shall maintain
               Excess Umbrella Liability insurance written on an occurrence basis and providing coverage limits in excess of the insurance required to be maintained pursuant to Sections (i), (ii)(b), and (iii). The limit of such insurance and Excess Umbrella coverage, when combined, shall not be less than $15,000,000. Such insurance shall contain a drop down provision in the event of exhaustion of underlying limits or aggregates and apply on a following form basis.

               6.03.2 From Actual Commercial Operation
Date to the end of the term of this Agreement:

                       (i) Purchaser shall maintain
               Comprehensive General Liability insurance written on an occurrence basis with a limit of not less than $1,000,000. Such coverage shall include, but not be limited to, premises/operations, explosion, collapse, underground hazards, broad form contractual, independent contractors, products/completed operations, broad form property damage and personal injury liability.

                       (ii) Purchaser shall maintain (a)
               Workers' Compensation   insurance  in
               accordance with statutory provisions of the State of Maryland and (b) Employers'
               Liability insurance with a limit of not
               less than $1,000,000. Such policy shall not contain an exclusion for occupational disease.

                       (iii)    Purchaser shall maintain
               Comprehensive Automobile Liability
               insurance for owned, non-owned, leased,
               hired and borrowed vehicles covering bodily injury or property damage with a limit of not less than $1,000,000.

                       (iv) Purchaser shall maintain Excess
               Umbrella Liability insurance written on an occurrence basis and providing coverage limits in excess of the insurance required to be maintained pursuant to Sections (i),
               (ii)(b), and (iii). The limit of such
               insurance and Excess Umbrella coverage,
               when combined, shall not be less than
               $15,000,000. Such insurance shall contain a drop down provision in the event of exhaustion of underlying limits or aggregates and apply on a following form basis.

               6.03.3      Endorsements: The Purchaser
shall cause the insurance maintained in accordance with this Article to be endorsed as follows:

                    (1) the Purchaser shall be the named
               insured with respect to the insurance
               carried pursuant to this section and
               Supplier, Utility and Lender shall be
               included as additional insured with respect to 6.03.1(i), (ii)(b), (iii), and (iv) and
               6.03.2(i), (ii)(b), (iii), and (iv) with
               the understanding that any obligation
               imposed upon the Purchaser (excluding the obligation to Pay premiums, which shall be the obligation of Supplier) shall be the sole obligation of the Purchaser and not that of the Supplier, Utility or Lender;

                     (2) inasmuch as the liability
               policies are written to cover more than one insured, all terms, conditions, insuring agreements and endorsements, with the exception of the limits of liability, shall operate in the same manner as if there were a separate policy covering each insured;

                     (3) the insurers thereunder shall
               waive all rights of subrogation against the Supplier, Utility and Lender, any right of setoff or counterclaim and any other right of deduction, whether by attachment or otherwise;

                     (4) such insurance shall be primary
               without right of contribution of any other insurance carried by or on behalf of the Supplier, Utility or Lender, or any other
               Party, with respect to its interest as such in the facility;

                     (5) if such insurance is canceled for
               any reason whatsoever, including for
               nonpayment of premium, or any changes are initiated by the carrier which affect the interest of the Supplier, Utility or Lender, such cancellation or change shall not be effective as to the Supplier, Utility and Lender until thirty (30) days after receipt by the Supplier, Utility and Lender of written notice sent by registered mail from such insurer.

               6.03.4   Certification: At closing, and at
each policy renewal, but not less than annually, Purchaser shall provide to Supplier, Utility and Lender approved certification from each insurer or by an authorized representative of each insurer. Such certification shall identify the underwriters, the type of insurance, the limits, deductibles, and term thereof. Upon request, the Purchaser shall furnish Supplier, Utility and Lender with copies of all insurance policies, binders, and cover notes or other evidence of such insurance.

               6.03.5 Power Contract Insurance. This
Article VI shall in no way affect or modify the Parties obligations relating to insurance under the Power
Contract. In the event of any conflict in insurance requirements, the requirements of the Power Contract shall prevail.

                        ARTICLE VII
                          DEFAULT

7.01 Supplier shall be in default of its obligations under this Agreement if:
               7.01.1 Supplier fails to perform any material obligation or breaches any of its warranties in a material manner under this Agreement, unless such failure by Supplier is expressly excused under this Agreement.

7.02 Purchaser shall be in default of its obligations under this Agreement if:

               7.02.1 Purchaser fails to perform its agreement contained in the first sentence of Section 4.02 hereof.

               7.02.2 Purchaser applies for or consents to the appointment of a receiver, custodian, trustee or liquidator, becomes unable to pay debts as such become due, makes a general assignment for the benefit of creditors, or commences a voluntary case under the United States Bankruptcy Code of 1978, or if final order for relief is granted against it in an involuntary bankruptcy proceeding.

               7.02.3   The occurrence of an "Event of Default"
(as defined in the Lease) under the Lease; or

               7.02.4  Purchaser fails to perform any other
material obligation or breaches any of its warranties in a material manner under this Agreement, unless such failure is expressly excused under this Agreement.

                       ARTICLE VIII
                         REMEDIES

8.01 Upon the occurrence of a default by Purchaser hereunder, and subject to the rights of Utility under the PEPCO Contract, Supplier may, without an election of remedies and in addition to any other remedies herein provided:

       (a) suspend deliveries of Thermal Energy from the Facility until Purchaser shall cure such default; and

       (b) exercise all remedies available at law or at equity or other appropriate proceedings including bringing an action or actions from time to time for recovery of damages which shall include all costs and expenses reasonably incurred in the exercise of its remedies (including reasonable attorneys' fees); and

       (c) without recourse to legal process, terminate this Agreement by delivery of a notice declaring termination; and

       (d) terminate the Lease and exercise its rights set forth therein;
     and

       (e) in the event Purchaser disavows its obligations hereunder or otherwise breaches the terms hereof, Supplier may elect either to enforce or to rescind this Agreement. This remedy shall not be deemed to limit the generality of the foregoing, and in the event of an election to enforce this Agreement, Supplier shall be entitled to all remedies and damages available at law and in equity.

8.02 Upon the occurrence of a default by Supplier, Purchaser shall have the right, with or without recourse to legal process, to seek to enforce this Agreement and recover compensatory damages (specifically excluding consequential damages, such as loss of use, lost revenues and costs incurred because of delays and all other damages and remedies whatsoever) directly caused by such default. This remedy shall be the exclusive remedy of Purchaser in the event of a default by Supplier.

8.03 Notwithstanding anything in this Agreement to the contrary, unless and until this Agreement has been terminated, Supplier shall not refuse to deliver, suspend or delay any delivery of Thermal Energy as required under this Agreement as a result of any breach or alleged breach by Purchaser, nor shall Purchaser refuse to take and productively use the quantity of Thermal Energy from Supplier as required under Article IV of this Agreement, or refuse to make, suspend or delay any of the payments required under this Agreement, as a result of any breach or alleged breach by Supplier; provided however, that to the extent Purchaser has failed (or is reasonably likely to fail) to purchase and productively use the minimum quantity of Thermal Energy in any year, Supplier may enter into arrangements for the sale of such Thermal Energy to third parties as in Supplier's sole discretion may be necessary for the Facility to maintain its Qualifying Facility status under PURPA; and provided further, however, that Purchaser's and Supplier's obligations with respect to the minimum quantity of Thermal Energy shall be reduced in any subsequent year, to the extent such alternative arrangements for the sale of Thermal Energy to third parties continues into such subsequent year.

8.04 In no event shall Supplier or Purchaser be liable to the other for indirect, special, incidental, consequential or exemplary damages, including, but not limited to, loss of profits or revenue, or, in the case of Supplier, costs of purchased or replacement steam. Supplier shall not be liable to Purchaser for damages arising out of Supplier's failure to deliver Thermal Energy to Purchaser hereunder due to failure to achieve commercial operation of the Facility or otherwise due to a termination by Potomac Electric Power Company of the PEPCO Contract.

                        ARTICLE IX
                       FORCE MAJEURE

9.01 All obligations of the Parties to this Agreement (except for the payment of money for Thermal Energy which has been supplied) shall be suspended while and for so long as compliance is prevented in whole or in part by an act of God, war, civil disturbance, explosion, Federal, State, or Local law, inability to secure permits, approvals, or licenses, binding order of a court or governmental agency, or any other cause beyond the reasonable control of Supplier or Purchaser. Force Majeure shall not include lack of financial funds, economic slowdowns, or strikes or labor disputes of the employees of the party claiming Force Majeure. A party shall notify the other party in writing of the occurrence of a Force Majeure event within 10 days after the occurrence of such Force Majeure event. The party suffering an event of Force Majeure shall use its best efforts to remedy as soon as possible the cause(s) preventing the performance of this Agreement.

9.02 Notwithstanding anything to the contrary contained herein, Supplier shall have the right, at such times as it in its sole reasonable judgment deems necessary, to interrupt the production and delivery of Thermal Energy, Cooling Water and Feed Water hereunder when the continued production and/or delivery of such Thermal Energy, Cooling Water and Feed Water would constitute a threat of damage or loss to property or of injury to the health and safety of any individual. Such interruption shall not constitute a default in the performance of any Supplier's obligations hereunder.

                         ARTICLE X
         SUPPLIER'S REPRESENTATIONS AND WARRANTIES

10.01 Supplier has been duly formed, and is in good standing as a limited partnership under the laws of the State of Delaware. Supplier is qualified to do business in the State of Maryland.

10.02 Supplier has all requisite power and authority to enter this Agreement, and to perform the obligations on its part herein contained.

10.03 There is no litigation or proceeding pending or, to its knowledge, threatened against Supplier (otherwise than as expressly disclosed in writing to Purchaser) that would, if determined adversely to Supplier have a material adverse effect on the ability of Supplier to enter or to perform this Agreement.

10.04 The execution and performance by Supplier of its obligations hereunder will not result in the breach of any agreement or instrument to which Supplier is a Party or in the violation of any order, rule or regulation of any court or governmental body having jurisdiction over Supplier.

                        ARTICLE XI
        PURCHASER'S REPRESENTATIONS AND WARRANTIES

11.01 Purchaser has been duly incorporated, and is in good standing as a corporation under the laws of the State of Delaware.

11.02 Purchaser has all requisite corporate power and authority to enter this Agreement and to perform the obligations on its part herein contained.

11.03 There is no litigation or proceeding pending or, to its knowledge, threatened against Purchaser (otherwise than as expressly disclosed in writing to Supplier) that would, if determined adversely to Purchaser, have a material adverse effect on the ability of Purchaser to enter or to perform this Agreement.

11.04 The execution and performance by Purchaser of its obligations hereunder will not result in a breach of any agreement or instrument to which Purchaser is a Party or in the violation of any order, rule or regulations of any court or governmental body having jurisdiction over Purchaser.

                        ARTICLE XII
         DAMAGE OR DESTRUCTION OF FACILITY; REPAIR

12.01 If any portion of the Facility is damaged or destroyed and such damage or destruction is an event that is covered by insurance, Supplier will use its reasonable efforts (if permitted by the Facility Lease or loan agreement with the Lender) to repair or restore steam supply capability to the extent of insurance proceeds received by Supplier for repair or restoration. If the insurance proceeds are insufficient or if the Facility has been damaged or destroyed by an uninsured casualty, and Supplier or the Lender determine that the restoration of the Facility is not economically practical, Supplier may terminate this Agreement without default by a notice to Purchaser declaring such termination. Upon such termination, Supplier may dismantle and/or remove any part of the Facility from the Facility Site without liability in any suit, action or other proceeding to Purchaser on account of such action, and Purchaser shall have no further obligation to Supplier hereunder; provided that obligations of the Parties under any other agreement, instrument or contract shall not be affected (including Supplier's obligations under Section 13.5 of the PEPCO Contract) unless specifically set forth therein. In the event of any conflict between this Section 12.01 and the terms and conditions of the PEPCO Contract, the PEPCO Contract shall prevail.

12.02 Supplier shall at all times have the right to replace, delete or substantially alter any component of the Facility; provided that any alterations to the Facility permitted herein shall not materially change Purchaser's obligations hereunder.

12.03 If any portion of the Distilled Water Facility or the steam equipment relating thereto is damaged or destroyed, Purchaser shall comply with the provisions of the Lease.

                       ARTICLE XIII
                         METERING

13.01 Supplier shall provide, own and maintain, at its own expense, all necessary meters and associated equipment to be utilized in measuring the Thermal Energy output of the Facility, measuring the condensate returned to the Facility, measuring Cooling Water and measuring Feed Water (the "Metering Devices") which measurements will form the basis of the calculation of the monies owed pursuant to this Agreement. A single set of Metering Devices for each service provided will be located at the Facility. All Metering Devices, the arrangement thereof, and all calibration procedures shall be approved by Purchaser in writing prior to the purchase and installation by the Supplier.

13.02 An authorized representative of Supplier will read the Metering Devices at the end of each calendar month, and will thereafter prepare and send to Purchaser or its designee a notice of the amounts of steam delivered to Purchaser by Supplier during such calendar month.

13.03 Supplier's metering devices shall be sealed and such seals shall be broken only by Supplier and only when a Metering Device is to be inspected, tested, adjusted, or repaired. Purchaser shall receive reasonable prior notice of any testing, inspecting, or adjustment of the Metering Devices and shall have the right to be present at such events.

13.04 Periodic calibration of the Metering Devices will be made at least once every 2 years at no cost to Purchaser and additional tests will be made at any reasonable time upon request therefor by Purchaser. If, as a result of such tests the Metering Devices are found to be defective or inaccurate, it will be promptly restored to a condition of accuracy or replaced by Supplier. If a test of the Metering Devices is made at the request of the Purchaser with the result that said Metering Device is found to be registering correctly or within plus or minus two percent (2%) of one hundred percent (100%) Purchaser agrees to bear all costs of such test; provided, however, that if such test shows an error greater than plus or minus two percent (2%) of one hundred percent (100%), then Supplier shall bear all costs of such test. All Metering Devices shall be calibrated by Supplier as close as practical to one hundred percent (100%) at the time of installation and subsequent testing.

       If any of the Metering Devices tests provided for herein disclose that the error for such equipment exceeds plus or minus two percent (2%) of one hundred percent (100%) an adjustment will be made for the actual period during which inaccurate measurements were made, if that period can be determined to the mutual satisfaction of the Parties, and otherwise, for one-half (50%) of the measured quantities resulting from the readings of such Metering Device taken during the billing periods since the last test on such Metering Device was made, such adjustments to be made either upward or downward from the amount of the error to one hundred percent (100%). Any correction in billing resulting from such adjustment in meter records shall be made in the next monthly bill rendered by Supplier after the inaccuracy is discovered, and such correction when made, so long as the error did not result from the intentional conduct of a Party, shall constitute a complete and final settlement arising between the Parties out of such inaccuracy of the Metering Devices.

       Should any Metering Device fail to register the Thermal Energy output of the Facility, the condensate returned, or the other services provided during any period of time, the amount of Thermal Energy output, condensate return, or other services provided will be estimated by agreement by the Parties based on the amounts previously delivered during similar periods under substantially similar conditions, producers production volumes and historical records.

                        ARTICLE XIV
                        CONDENSATE

14.01 Condensate shall be returned by Purchaser to the Interconnection Points, and shall be of a quality suitable for use by the Facility. Condensate return shall be monitored by Supplier.

                        ARTICLE XV
                       MISCELLANEOUS

15.01  This Agreement shall be governed by the laws of the State of New
York.

15.02 This Agreement sets forth the entire agreement between the parties on the subject matter hereof. Any modification of this Agreement can only be in the form of a writing, signed by both Parties and having the prior written consent of the Lender and, if required by the PEPCO Contract, Utility.

15.03 If any provision of this Agreement shall be found by a court of competent jurisdiction to be invalid, such finding shall not invalidate any other provision hereof.

15.04 Neither Party shall be permitted to assign its rights or obligations under this Agreement except in accordance with this Section
15.04. Supplier, in its sole discretion, may assign this Agreement and delegate all rights, duties and obligations to any affiliate, successor or subsidiary of Supplier, to any general or limited partnership in which Supplier is a general or limited partner at the time of the assignment, or to any person or entity who acquires the Facility or an interest in the Facility. Supplier or any such successor or assignee may assign this Agreement as security to any of Supplier's Lenders. Purchaser is aware that Supplier (or its successor) will enter into a loan agreement (the "Facility Loan Agreement") and related security documents with Supplier's Lenders under which Supplier's Lenders or their agent, trustee, successors or assigns may acquire the rights of Supplier under this Agreement or assume the rights and obligations of Supplier under this Agreement. Purchaser is also aware that Supplier intends to transfer the Facility and the Distilled Water Facility to the Lender and leaseback such Facilities from the Lender. Purchaser hereby acknowledges and agrees that Supplier shall be entitled to enter into an agreement for the operation and maintenance of the Facility with a third party qualified to perform such services and further agrees that the execution of any such agreement shall not constitute an assignment of this Agreement.

       15.04.2 Purchaser may not assign this Agreement without (a) the prior written consent of Supplier and the Supplier's Lenders and (b) the written agreement of the assignee whereby such assignee expressly assumes and agrees to perform each and every obligation of this Agreement, and any assignment by Purchaser in violation hereof shall be null and void.

15.05 Nothing contained in this Agreement shall be deemed or construed for any purpose to establish a partnership, joint venture or a principal-agent relationship between Supplier and Purchaser.

15.06 All notices under this Agreement shall be given in writing and shall be deemed to have been given when delivered to the other party by registered, or certified mail, return receipt requested, addressed as follows:

       For Purchaser:
       Brandywine Water Company
       4100 Spring Valley, Suite 1001
       Dallas, Texas 75244
       Attn: Chairman & General Counsel


       For Supplier:

       Panda-Brandywine, L.P.
       4100 Spring Valley, Suite 1001
       Dallas, Texas 75244
       Attn: Chairman & General Counsel


15.07 This Agreement shall inure to the benefit of the Parties hereto and their respective successors and assigns, in accordance with the terms hereof.

     Executed as of this 30th day of March, 1995.


PANDA-BRANDYWINE, L.P.              BRANDYWINE WATER COMPANY

By: Panda Brandywine Corporation,
     General Partner

By: Robert W. Carter                By:   Robert W. Carter

Title: President                    Title: President